DA BA INDUSTRIAL ZONE
SHISHI CITY
FUJIAN, CHINA 362700

July 7, 2010

Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N. E., Mail Stop 3561
Washington, D.C.   20549
Attention:  H. Roger Schwall

RE:	Amendment No. 1 to Form 10K for
the fiscal year ended December 31 2009
China Marine Food Group Ltd.
File No. 001- 34422

Dear Mr. Schwall:

With respect to your comments in your letter of June 16, 2010 regarding the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of China Marine Food Group Ltd., we acknowledge that:

•	the company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your consideration of our response.

Yours truly,

/s/ Pengfei Liu,
Pengfei Liu,
Chief Executive Officer